Exhibit 10.31

Pursuant to the unanimous vote of the Board of Directors (“Board”) of Information Services Group, Inc. on March 7, 2008, in order to permit the granting of equity awards by committees of the Board, subject to certain limitations, the Board agreed to amend Section 4(a) of the 2007 Information Services Group, Inc. Equity Incentive Plan by adding the following proviso to the end of such section:

“; provided, further, however, that the Board may, to the extent permitted under applicable law, delegate such power and authority, otherwise delegated to the Committee, to any committee of the Board, including a committee composed of a member of the Board, to grant equity-based awards to certain employees of ISG pursuant to the terms of the Plan, other than any “directors” or “officers” of ISG as defined under Section 16 of the Act or any “covered employees” as defined under Section 162(m) of the Code.”